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                                                                       EXHIBIT 5

                       [O'MELVENY & MYERS LLP LETTERHEAD]



March 9, 2001



Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067

              Re: REGISTRATION OF SHARES OF CLASS A COMMON STOCK OF UNIVISION COMMUNICATIONS INC.

Ladies and Gentlemen:

         In connection with the registration of up to 15,200,000 shares of Class A Common Stock of Univision Communications Inc., a Delaware corporation (the "Company"), par value $0.01 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on March 9, 2001, you have requested our opinion set forth below.

         In our capacity as such counsel we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

         The law covered by this opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion with respect to the applicability or the effect of any other laws and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

         On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated in accordance with the Company's 1996 Performance Award Plan, as amended and restated as of February 16, 2000, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, or
(b) the book-entry of the Shares by the transfer agent for the Company's Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

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O'MELVENY & MYERS LLP
MARCH 9, 2001
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         We consent to your filing this opinion as an exhibit to the
Registration Statement.

                                          Very truly yours,



                                          /s/ O'Melveny & Myers LLP